Exhibit 5.1

April 26, 2024

Genenta Science S.p.A.

Via Olgettina, 58

20132 - Milan

Ladies and Gentlemen:

RE:	Genenta Science S.p.A. – Registration Statement on Form F-3

1.	Introduction

We have acted as Italian legal advisers to Genenta Science S.p.A., a joint stock company incorporated under Italian law with its registered office at Via Olgettina 58, 20132, Milan, Italy (the “Company”), on certain legal matters of Italian law in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on May 12, 2023 and declared effective on May 22, 2023 under the United States Securities Act of 1933, as amended (the “Securities Act of 1933”), the base prospectus contained within the Registration Statement (the “Base Prospectus”) and the prospectus supplement to the Base Prospectus dated April 26, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) relating to the offer and sale by the Company through Capital One Securities, Inc. and Virtu Americas LLC, as the sales agents (the “Sales Agents”), from time to time of new ordinary shares without par value of the Company (the “Placement Shares”) represented by American Depositary Shares, each representing one of the Placement Shares (the “Placement ADSs”), having an aggregate maximum offering price of up to USD 16,362,816 pursuant to that certain ATM Sales Agreement, dated as of April 26, 2024, by and between the Company and the Sales Agents (the “Sales Agreement”).

1.1.	For the purpose of giving the opinion set forth below, we have examined copies of documents (the “Documents”) set out in the schedule A attached hereto (the “Schedule A”).

1.2.	We have made no searches or enquiries concerning the Company or any other person or entity, and we have examined no corporate records of the foresaid, save for those searches, enquiries, instruments, documents, or corporate records expressly specified as being made or examined in this opinion. Subject to the foregoing, we have reviewed exclusively those provisions of the law of the Republic of Italy that we have considered appropriate for the purpose of this opinion.

1.3.	This letter, the opinions given in it, and any non-contractual obligations arising out of or in connection with this letter and/or the opinions given in it, are governed by, and to be construed in accordance with, Italian law and relate only to Italian law as applied by the Italian courts, including the laws of the European Union to the extent having the force of law in Italy, as at today’s date.

1.4.	In this legal opinion, Italian legal concepts are expressed in English terms and not in their original Italian language. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This legal opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Italian law and that any dispute arising out of or in connection with this legal opinion shall be subject to the exclusive jurisdiction of the Court of Milan.

Via dei Bossi, 4 – 20121 Milano Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445 Codice Fiscale e P.Iva (Vat No.): 08347040969 www.galaw.it	1

2.	Assumptions

2.1.	In giving this opinion, we have assumed that:

2.1.1.	all Documents submitted to us as copy or specimen documents are conformed to their originals, and the originals are genuine, updated and complete;

2.1.2.	the signatures stamps and seals on the originals of all Documents submitted to us are genuine;

2.1.3.	all statements contained in the Registration Statement, the Base Prospectus and the Prospectus Supplement and in the Documents were true and accurate when made and remain true and accurate;

2.1.4.	a warranty by the Company that it is not aware, or has no notice, of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

2.1.5.	there has not been any amendment to the bylaws of the Company (the “Bylaws”) referred to and defined in Schedule A under point (i);

2.1.6.	the meeting of the Company referred to in Schedule A under point (ii) was duly convened and held and all formalities required to be fulfilled prior to the convening of such meeting were fulfilled, and the resolution of the Company referred to in Schedule A under point (ii) was duly passed and up to the date hereof has not been revoked, superseded, challenged, or amended, in full or in part, and is still in force;

2.1.7.	at such meeting of the Company referred to in Schedule A under point (ii), the shareholders authorized the Board of Directors, for a five-year period starting from the date of such meeting, to increase the share capital against payment, in one or more instalments and on a divisible basis, up to a maximum amount of EUR 300,000,000 (including premium), by issuance of a maximum number of 30,000,000 new ordinary shares without par value and with regular dividend entitlement, also without pre-emption right or free of charge, or otherwise for the five-year period, also in support of third-party grants of participating interests and/or industrial and intellectual property rights and similar intangible assets (such as patents, marks and know-how) which can be granted and held by the Board of Directors itself in pursuit of the corporate object (the “Capital Increase Authorization”);

2.1.8.	the meetings of the Board of Directors of the Company referred to in Schedule A under point (iii) and (iv) were duly convened and held and all formalities required to be fulfilled prior to the convening of such meeting were fulfilled, and the resolutions of the Board of Directors of the Company referred to in Schedule A under point (iii) and (iv) were duly passed and up to the date hereof have not been revoked, superseded, challenged, or amended, in full or in part, and are still in force;

2.1.9.	at such meeting of the Board of Directors of the Company referred to in Schedule A under point (iii), the Board of Directors resolved, in accordance with the Capital Increase Authorization, to increase the share capital, within the final term of May 31, 2026, up to a maximum amount equal to the equivalent in euros of USD 30,000,000 (including share premium), to be determined according to the exchange rate existing on the date of each transaction carried out pursuant to the Prospectus, by issuance of a maximum number of new ordinary shares to be determined according to the ratio between the maximum amount of the such capital increase and the price at which the new ordinary shares will be, from time to time, issued, such latter price determined in accordance with methodologies usual applied for this type of transaction, to the service of the Placement Shares provided by the Sales Agreement (the “Capital Increase Resolution”);

Via dei Bossi, 4 – 20121 Milano Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445 Codice Fiscale e P.Iva (Vat No.): 08347040969 www.galaw.it	2

2.1.10.	no offer whatsoever of Placement Shares will take place in the Republic of Italy and/or in the European Union or, in the event such offer takes place in the Republic of Italy and/or in the European Union, the same will not be qualified as offer to the public, pursuant to article 100 of Legislative Decree 58/1998, article 34-ter of the Consob Regulations 11971/99 and article 1, paragraph 4, of Regulation (EU) 2017/1129, as amended from time to time;

2.1.11.	for the purposes of this opinion, the term “non-assessable” used under paragraph 3.1(a) below means that the owner of the Placement Shares cannot be required by the Company to pay additional amounts for its Placement Shares once the subscription price is fully and duly paid; and

2.1.12.	there are no facts, documents, circumstances or matters which may be material to the opinions set out herein and which have not been disclosed to us by the Company, notwithstanding our reasonable inquiry.

2.2.	We express no opinion as to any laws other than the laws of Italy in force at the date hereof and we have assumed that none of the opinions expressed below will be affected by the laws of any jurisdiction other than the Republic of Italy. “Generally Applicable Law” means the laws of the Republic of Italy (including the rules or regulations promulgated thereunder or pursuant thereto), that an Italian lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Placement Shares. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company solely because of the specific assets or business of the Company or any of its affiliates. In particular, we have made no independent investigation of the laws of the State of New York as a basis for the opinion stated herein and do not express or imply any opinion on such laws.

3.	Opinion

3.1.	Based and relying upon the foregoing and subject to the assumptions, qualifications and reservations contained herein and to any matter not disclosed to us, we are of the opinion that:

as at today’s date, the Placement Shares, if and when allotted and issued, registered in the name of the recipient in the electronic books and registers of the relevant intermediaries and delivered as described in the Registration Statement and the Prospectus will be duly and validly authorized and issued, fully paid or credited as fully paid (subject to the receipt of valid consideration by the Company for the issue thereof in connection with the offering pursuant to the Sales Agreement as set forth in the Registration Statement and the Prospectus) and will not be subject to any call for payment of further capital in connection therewith.

Via dei Bossi, 4 – 20121 Milano Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445 Codice Fiscale e P.Iva (Vat No.): 08347040969 www.galaw.it	3

4.	Qualifications

4.1.	We are giving no opinion either as to (i) the contents of the Registration Statement, the Base Prospectus or the Prospectus Supplement (including any documents incorporated by reference therein), or (ii) bankruptcy, insolvency, liquidation, reorganization moratorium and similar laws of general applicability relating to or affecting the rights of creditors of the Company in general.

4.2.	It should be understood that (i) the opinions expressed above are based upon our examination of the Documents listed in Schedule A, as applicable, and (ii) we have not been responsible for investigating or verifying the accuracy of the facts or statements of foreign law, or that no material facts have been omitted from them and express no opinion with respect thereto.

4.3.	An Italian court may stay proceedings brought in such court if concurrent proceedings are being brought elsewhere.

4.4.	Pursuant to Article 2379-ter of the Italian Civil Code, in the event of the lack of call of the relevant meeting, the absence of the minutes of the relevant meeting, the impossibility of the subject of the resolutions and/or if the subject of resolutions is not licit, the resolution adopted by the extraordinary shareholders’ meeting of the Company held on May 20, 2021 may be challenged by any individual/entity having a legitimate interest thereto during the 3 (three) years following the registration of the resolution with the competent Register of Enterprises.

5.	Reliance

5.1.	This opinion is given on the basis that there will be no amendment to or termination or replacement of the Documents, referred to in Schedule A to this opinion and on the basis of the laws of Italy in force as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Italy after the date of this opinion. We also disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

5.2.	This opinion speaks as of its date and is addressed to you solely for your benefit in connection with the obligations of the Company arising from the offer of the Placement Shares. We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are thereby within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulation thereunder. This opinion is not to be transmitted to anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent, except that it may be disclosed to your legal counsel, referred to in any list of closing documents in relation to the offering of the Placement Shares and included in any bible of documents memorializing the offering of the Placement Shares.

5.3.	Any issue of liability connected with our rendering this opinion shall be solely subject to the substantive laws of Italy regardless of any reference to the laws of another jurisdiction pursuant to any applicable rule governing conflicts of laws. Any dispute shall be subject to the exclusive jurisdiction of the Court of Milan.

Yours faithfully

/s/ Giovannelli e Associati

Via dei Bossi, 4 – 20121 Milano Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445 Codice Fiscale e P.Iva (Vat No.): 08347040969 www.galaw.it	4

SCHEDULE A

(i)	a copy of the Company’s currently effective bylaws;

(ii)	a copy of the resolutions passed by the shareholders of the Company on May 20, 2021 pursuant to which it was resolved, inter alia, to grant the Board of Directors the Capital Increase Authorization;

(iii)	a copy of the resolutions passed by the Board of Directors of the Company on May 10, 2023 pursuant to which it was resolved increase the share capital to the service of the Sales Agreement;

(iv)	a copy of the resolutions passed by the Board of Directors of the Company on March 28, 2024 pursuant to which it was resolved to grant the powers to enter into the Sales Agreement;

(v)	the Registration Statement, the Base Prospectus and the Prospectus Supplement; and

(vi)	the Sales Agreement.

Via dei Bossi, 4 – 20121 Milano Tel.: +39 02 9769 7800 – Fax: +39 02 8718 1445 Codice Fiscale e P.Iva (Vat No.): 08347040969 www.galaw.it	5